Exhibit 99.1

Osiris Therapeutics Announces Second Quarter 2014 Financial Results: Revenue Up 32% Over Previous Quarter

COLUMBIA, Md. — August 7, 2014 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and marketing products in wound care, orthopedic and sports medicine markets announced today its financial results for the second quarter of 2014.

Highlights and Recent Developments

•                  Increased product revenue for the quarter to $13.3 million - a 151% increase over Q2 2013 and a 32% increase over previous quarter.

•                  Held gross margin steady at 78% — gross profit increased 172% over Q2 2013 and 32% over previous quarter.

•                  Completed the quarter with a loss from continuing operations (excl. non-cash items) of $66,000.

•                  Obtained Medicare coverage in 10 states, representing 27% of Medicare-insured lives.

•                  Published manuscript in the International Wound Journal from Osiris’ multi-center (n=20), randomized, controlled clinical trial, Protocol 302, which demonstrated overwhelming efficacy of Grafix® compared to control in the closure of diabetic foot ulcers  over 12 weeks (62% vs. 21.3%, p=0.0001, n=97).

•                  Agreed on path forward with FDA to complete a Biologics License Application for Grafix in order to obtain additional claims and indications.

•                  Added several new sizes to the Grafix product line, giving health care providers the ability to optimally match Grafix to the wound size, reduce overall treatment costs and eliminate concerns regarding product waste. Grafix is well-positioned to remain a cost effective option within the Centers for Medicare & Medicaid Services bundled payment system.

“It is very encouraging that the quarter-over-quarter revenue growth of 32% was largely driven by our new wound care sales team,” said Lode Debrabandere, Ph.D., President and Chief Executive Officer of Osiris.  “Revenue growth and bottom line improvement were impressive while we continue to invest and differentiate our products scientifically, clinically and through regulatory strategies.”

Second Quarter Financial Results

Product revenues during the second quarter of 2014 were $13.3 million, compared to $5.3 million during the second quarter of 2013, an increase of 151%.  Gross margin during the second quarter was 78% compared to 72% during the second quarter of 2013.  Gross profit was $10.4 million during the second quarter of 2014 and $3.8 million during the same period of 2013. The net loss from overall continuing operations was $1.4 million in the second quarter of 2014 after recognizing the net $1.3 million non-cash loss in market value of stock received from the Mesoblast transaction and income taxes of $130,000.  As of June 30, 2014, Osiris had $80.9 million of cash, investments and trade receivables.

Research and development expenses for the second quarter of 2014 were $1.1 million, an increase from the $0.7 million incurred in the first quarter of this year. As a result of our increased commercial activity, our selling, general and administrative expenses were $9.3 million for the second quarter of 2014, compared to $4.2 million for the same period of the prior year.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, August 7, 2014, at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

An archive of the webcast will be available approximately two hours after the completion of the call. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading stem cell company, having developed the world’s first approved stem cell drug, remestemcel-L for graft versus host disease.  Osiris’ products include Grafix for acute and chronic wounds, Cartiform®, a viable cartilage mesh for cartilage repair and the latest addition to Osiris’ line of products, OvationOS®, a viable bone matrix for bone repair and regeneration.  Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology and commercial interests.

Osiris, Grafix, Cartiform and OvationOS are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our product and product candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, Ovation, OvationOS and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available products, to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the sale of our ceMSC assets and the related transactions contemplated by the Purchase Agreement with Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transactions through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

 Amanda Badillo

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Unaudited

Amounts in thousands

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash	$2,658	$2,416
Investments available for sale	45,759	39,508
Trading securities	15,584	17,086
Trade accounts receivable, net of reserves	16,890	7,459
Other receivables	256	15,265
Inventory	5,540	1,929
Prepaid expenses and other current assets	404	355
Current assets of discontinued operations	—	91
Total current assets	87,091	84,109

Property and equipment, net	1,895	1,896
Deferred tax asset	—	5,849
Restricted cash	223	243
Total assets	$89,209	$92,097

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$8,037	$4,842
Capital lease obligations, current portion	45	45
Deferred tax liability	—	5,849
Current liabilities of discontinued operations	—	57
Total current liabilities	8,082	10,793

Other long-term liabilities	280	355

Total liabilities	8,362	11,148

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 34,310 shares outstanding - 2014, 32,989 shares outstanding - 2013	34	34
Additional paid-in-capital	285,745	282,702
Accumulated other comprehensive (loss) income	72	(33)
Accumulated deficit	(205,004)	(201,754)
Total stockholders’ equity	80,847	80,949
Total liabilities and stockholders’ equity	$89,209	$92,097

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Comprehensive Income (Loss)

Unaudited

Amounts in thousands, except per share data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Product revenues	$13,290	$5,291	$23,344	$9,346
Cost of product revenues	2,924	1,482	5,136	2,617
Gross profit	10,366	3,809	18,208	6,729

Operating expenses:
Research and development	1,055	1,132	1,725	2,089
Selling, general and administrative	9,341	4,157	16,576	6,560
Fees paid to related parties	36	—	185	62
Share based payments to related parties	—	—	403	180
	10,432	5,289	18,889	8,891

Loss from operations	(66)	(1,480)	(681)	(2,162)

Other income (expense), net	(1,232)	25	(1,358)	54

Loss from continuing operations, before income taxes	(1,298)	(1,455)	(2,039)	(2,108)

Income tax expense	(130)	(358)	—	—

Loss from continuing operations	(1,428)	(1,813)	(2,039)	(2,108)

Discontinued operations:

Loss from operations of discontinued operations, net of of income taxes of $597 and $431, respectively, for the six months and three months ended June 30, 2014 and $0 and ($358) for the six months and three months ended June 30, 2013, respectively.

Income (loss) from discontinued operations	(457)	(1,944)	(1,211)	(4,383)

Net loss	(1,885)	(3,756)	(3,250)	(6,491)

Other comprehensive income (loss)
Unrealized gain (loss) on investments available for sale	17	(91)	105	(66)

Comprehensive loss	$(1,868)	$(3,847)	$(3,145)	$(6,557)

Basic and diluted loss per share
Loss from continuing operations	$(0.04)	$(0.05)	$(0.06)	$(0.06)
Loss from discontinued operations	(0.01)	(0.06)	(0.03)	(0.13)
Basic loss per share	$(0.05)	$(0.11)	$(0.09)	$(0.19)

Weighted average common shares (basic and diluted)	34,663	32,958	34,630	32,935

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

Amounts in thousands, except per share data

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Continuing operations
Loss from continuing operations	$(2,039)	$(2,108)
Adjustments to reconcile loss from continuing operations to net cash used in operations of continuing operations:
Unrealized gain on trading securities	1,502	—
Depreciation and amortization	441	271
Non cash share-based payments	1,537	766
Provision for bad debts	50	(25)
Changes in operating assets and liabilities:
Accounts receivable	(9,481)	(3,349)
Inventory	(3,611)	(418)
Prepaid expenses, and other current assets	(208)	247
Deferred taxes	—	—
Lease reserves	(53)	—
Accounts payable, accrued expenses, and other current liabilities	3,195	1,750
Net cash used in operating activities of continuing operations	(8,667)	(2,866)
Discontinued operations
Loss from discontinued operations	(1,211)	(4,383)
Adjustments to reconcile loss from discontinued operations to net cash used in operations of discontinued operations:
Depreciation and amortization	—	98
Changes in operating assets and liabilities:
Accounts receivable and other current assets	91	31
Accounts payable and accrued expenses	(57)	38
Net cash used in operations of discontinued operations	(1,177)	(4,216)

Net cash used in operating activities	(9,844)	(7,082)

Cash flows from investing activities:
Purchases of property and equipment	(440)	(298)
Proceeds from sale of discontinued operations, net	15,000	—
Proceeds from sale of investments available for sale	8,307	6,600
Purchases of investments available for sale	(14,285)	(54)
Net cash provided by investing activities	8,582	6,248

Cash flows from financing activities:
Principal payments on capital lease obligations	(22)	(22)
Restricted cash	20	—
Proceeds from the exercise of options to purchase common stock	1,417	581
Windfall benefit from stock-based compensation	89	—
Net cash provided by financing activities	1,504	559

Net increase (decrease) in cash	242	(275)
Cash at beginning of period	2,416	1,854
Cash at end of period	$2,658	$1,579